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                              The Chubb Corporation
                           Estate Enhancement Program

1.    Purpose

      The purpose of The Chubb Corporation Estate Enhancement Program (the "Plan") is to provide key executives of The Chubb Corporation and its subsidiaries the ability to elect life insurance coverage pursuant to a split-dollar life insurance arrangement in return for forgoing receipt of certain benefits under the Pension Excess Benefit Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Excess Plan").

2.    Definitions

      For purposes of this Plan, the following terms have the meanings set forth below:

      2.01 Adjusted Company Death Benefit means the portion of the Policy death benefit payable to the Company solely as a result of an Alternative Death Benefit Election being in effect for the Policy, and shall be determined by subtracting from the amount of Policy death benefit paid to the Company an amount equal to the portion of the Policy death benefit that would have been paid to the Company if an Alternative Death Benefit Election was not in effect for the Policy.

      2.02 Agreement means the Agreement executed by the Participant (or other Policy Owner) and the Company implementing the terms of this Plan.

      2.03 Alternative Death Benefit means a Company-paid death benefit paid by the Company to the Former Policy Owner's beneficiary(ies) pursuant to an Alternative Death Benefit Election under Section 8 of the Plan.

      2.04 Alternative Death Benefit Amount means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Adjusted Company Death Benefit reduced by the income taxes (if any) payable by the Company as a result of receiving the Adjusted Company Death Benefit. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on the Company's federal, state and local income tax rate


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            (calculated at the marginal tax rate then applicable to the Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Plan Administrator.

      2.05 Alternative Death Benefit Election means an election made by the Policy Owner pursuant to Section 8 of the Plan.

      2.06  Board of Directors means the Board of Directors of the Company.

      2.07 Change in Control means a change in control of the Company, as such term is defined in The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) as in effect on the Effective Date.

      2.08 Collateral Assignment means the Collateral Assignment executed by the Policy Owner pursuant to Section 6.02 of the Plan.

      2.09 Committee means the Organization & Compensation Committee of the Board of Directors of The Chubb Corporation that will administer the Plan pursuant to the provisions of Section 14.02 of the Plan.

      2.10 Company means The Chubb Corporation and, for such other purposes as determined by the Committee, shall include any subsidiary of The Chubb Corporation.

      2.11 Company Death Benefit means the portion of the Policy's death benefit payable to Company as provided in Section 7.

      2.12 Compensation means amounts a Participant agrees to forego to participate in the Plan pursuant to Section 3.02, and shall include all or any portion of (i) an amount equal to seventy-five (75%) of the Participant's accrued lump sum benefit under the Pension Excess Plan; or (ii) any other amounts the Committee deems Compensation for the purpose of this Plan.

      2.13  Effective Date means December 10, 1998.

      2.14 Elector means the person or persons who are entitled to make or revoke an Alternative Death Benefit Election pursuant to Section 8.01.

      2.15 Eligible Executive means any executive of The Chubb Corporation or the Chubb & Son division of Federal Insurance Company who is an Executive


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            Vice President or higher, or such other key executives of the
            Company as may be designated by the Chairman of The Chubb
            Corporation.

      2.16 Enrollment and Election to Forego Compensation Form means the form used by a Participant to make an election to forego Compensation pursuant to Section 3.02 of the Plan.

      2.17 Former Policy Owner means the person(s) or entity that is the Policy Owner immediately prior to when an Alternative Death Benefit Election is first made with respect to a Policy.

      2.18 Insurer means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

      2.19 Participant means an Eligible Executive who elects to participate in the Plan.

      2.20 Participant's Coverage Amount means the portion of the Policy's death benefit payable to the beneficiary(ies) of the Policy Owner as provided in Section 7.

      2.21 Participant Premium means the amount of premium payment, if any, paid by the Participant, Policy Owner or Former Policy Owner pursuant to Section 5.02.

      2.22  Plan Administrator means the Committee, or its designee.

      2.23 Policy means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

      2.24 Policy Owner means the person or entity designated as owner on the application for the Policy, or the person or entity to which a Policy Owner assigns his or her interest in the Policy.

      2.25 Premium means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of the Plan, to pay to the Insurer with respect to such Policy.


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      2.26  Survivorship Policy means a Policy insuring the lives of the
            Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

3.    Participation

      3.01 Eligibility. Any Eligible Executive shall be eligible to participate in the Plan. An Eligible Executive shall become a Participant by completing such forms, documents and procedures as specified by the Plan Administrator. The Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no obligation to the Participant to allow him or her to participate in the Plan.

      3.02 Election to Forego Compensation. As a condition of participating in the Plan, each Participant shall be required to make an election in which the Participant shall commit to forego the receipt of a specified type and amount of Compensation. The Participant shall make an election to forego Compensation by execution of an Enrollment and Election to Forego Compensation Form prior to the Policy effective date.

4.    Amount and Type of Coverage

      The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement.

5.    Payment of Premiums

      5.01 Company Payments. The Company shall pay Premiums equal to four times the amount of the Compensation foregone by a Participant as provided in the Enrollment and Election to Forego Compensation Form. The Premium amount corresponding to a foregone amount related to an accrued benefit under the Pension Excess Plan shall be paid within thirty (30) days after the Policy is issued.

      5.02 Participant Payments. Unless otherwise provided in an Agreement, a Participant, Policy Owner (other than the Company, if the Company


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            becomes the Policy Owner pursuant to Section 8), or Former Policy
            Owner shall not be required to pay any portion of the Premium due on the Policy. However, the Participant, Policy Owner or Former Policy Owner may elect to pay a premium to the Insurer with respect to the Policy.

6.    Policy Ownership

      6.01 Ownership. Except as otherwise provided in this Plan and related Agreement, the Policy Owner shall be the sole and exclusive owner of a Participant's Policy.

      6.02 Company's Rights. The Company shall not have any ownership rights in the Policy (except as provided in Section 8). The Company's rights shall be limited to: (1) the right to receive a portion of the Policy death benefit in the event of the payment of the Policy death benefit while the Collateral Assignment is in effect with respect to the Policy; and, (2) the right to receive all of the proceeds of any surrender, withdrawal or loan processed while the Collateral Assignment is in effect, as specified in the Agreement. In exchange for the Company's agreement to pay the Premiums described in Section
            5.01 of the Plan and the Participant's Agreement, the Policy Owner shall execute a Collateral Assignment to the Company of the rights provided to the Company under this Plan and related Agreement. The Company shall have the right to direct the Policy Owner in writing to take any required action consistent with these rights, and upon the receipt of such written direction from the Company, the Policy Owner promptly shall take such action as is necessary to comply therewith. The Company shall have the right to assign any part or all of its interest in the Policy, subject to the Policy Owner's rights, and the terms and conditions of this Plan and related Agreement, to any person, entity or trust by the execution of a written instrument delivered to the Policy Owner.

      6.03 Prohibited Policy Transactions. The Policy Owner shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber a Policy without the prior written consent of the Company (or without the prior written consent of the Former Policy Owner, if the Company is the Policy Owner).

      6.04 Investment of Policy Cash Values. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, the


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            Policy Owner shall invest the cash values in the funds selected by and in the proportions specified by the Company.

      6.05 Possession of Policy. The Policy Owner shall maintain possession of the Policy.

7.    Death Benefit

      Upon the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit under the Policy shall be divided as follows:

      a. The Company shall be entitled to receive as the Company Death Benefit an amount equal to the sum of: (i) the Policy cash accumulation value immediately prior to the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy) and before any surrender charges; plus (ii) twenty-five percent (25%) of the face amount of the Policy. For the purposes of the preceding sentence, the Policy face amount shall equal the sum of the face amount at the time the Policy death benefit is paid, plus the amount of any face amount reduction made pursuant to Section 9. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

      b. The beneficiary(ies) of the Policy Owner shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit.

8.    Alternative Death Benefit Election

      8.01 Alternative Death Benefit Election. The Alternative Death Benefit Election provided for in this Section may be made or revoked by the person or persons designated as the Elector in the Participant's Agreement. If no such person is designated in the Agreement, or if no designated person is living and able to make the election, the election may be made or revoked by the Policy Owner (except that an election cannot be made or revoked by the Company, if the Company becomes the Policy Owner). Any such election shall be filed with the Plan


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            Administrator in such form as may be prescribed by the Plan
            Administrator. When an Alternative Death Benefit Election is made, the Policy Owner shall immediately transfer the ownership of the Policy to the Company, and the Company shall be designated as beneficiary to receive the entire Policy death benefit. In addition, using a form provided by the Plan Administrator, the Former Policy Owner shall designate a beneficiary to receive the Alternative Death Benefit.

            The Elector may revoke the Alternative Death Benefit Election. In the event of such a revocation, the Company shall continue to be the Policy Owner and shall, by endorsement filed with the Insurer, provide the Former Policy Owner the right to designate a beneficiary of an amount of Policy death benefit equal to the Participant's Coverage Amount. The revocation of an Alternative Death Benefit Election shall not preclude an Elector from making a later Alternative Death Benefit Election (or from revoking such later election).

            An Alternative Death Benefit Election (or an election to revoke such an election) shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Policy Owner (or Former Policy Owner, if applicable) and the Company will promptly submit any required forms or documents to the Insurer when an Alternative Death Benefit Election is made or revoked.

      8.02 Payment of Benefit. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and shall not constitute an insurance benefit. It shall be paid by the Company to the Former Policy Owner's beneficiary(ies) within thirty (30) days after the Company receives the death benefit for the Participant's Policy. The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary(ies) of the Former Policy Owner shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy.

9.    Election to Reduce Policy Face Amount

      The Policy Owner (except the Company, if the Company becomes a Policy Owner) or, if applicable, the Former Policy Owner, may elect to reduce the Policy


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      face amount, except that the Policy face amount shall not be reduced to an amount less than the Company Death Benefit. If the Company is the Policy Owner, then, within sixty (60) days of receipt of a written request from the Former Policy Owner, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy face amount in accordance with the Former Policy Owner's request.

      The Company may elect, in its discretion, to unilaterally reduce the face amount of a Participant's Policy if, based on projections provided by the Insurer or its agent, and assuming a Policy cash value investment return rate for all future years equal to the average of the actual rates realized on the Policy cash values for the immediately preceding three (3) years, the Policy would lapse: (1) in less than ten (10) years, if the Insured (or younger surviving Insured, if the Policy is a Survivorship Policy and both Insureds are living at the time the determination is made) is under ninety (90) years of age; (2) in less than eight (8) years if the Insured (or younger surviving Insured, if the Policy is a Survivorship Policy and both Insureds are living at the time the determination is made) is ninety (90) years of age or older, but is under ninety-five (95) years of age; or, (3) in less than five (5) years, if the Insured (or younger surviving Insured, if the Policy is a Survivorship Policy and both Insureds are living at the time the determination is made) is ninety-five
      (95) years of age or older. If any reduction is made pursuant to the preceding sentence, the maximum allowable reduction shall be to the highest face amount that would satisfy the requirements of the preceding sentence. In exercising its discretion to reduce the face amount, the Company shall consider whether there is a reasonable risk of Policy lapse absent a face amount reduction, after considering the health of the Insured(s) and other appropriate factors.

10.   Change in Control

      If there is a Change in Control:

      a. notwithstanding any provisions to the contrary in Section 14.01, the Plan shall become irrevocable for all Participants in the Plan at the time of the Change in Control;

      b. the Company immediately shall transfer the ownership of all Participants' Policies owned by the Company to an irrevocable trust created by the Company to: (i) hold any such Policies in accordance with the terms of the


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            Plan, and (ii) pay any Alternative Death Benefit that becomes payable under Section 8 of this Plan; and

      c. except as otherwise provided in this Section, the provisions of the Plan shall continue to apply as if there had been no Change in Control.

      The occurrence of a Change in Control shall not preclude a Policy Owner from thereafter making (or revoking) an Alternative Death Benefit Election pursuant to Section 8. However, if a Policy Owner makes an Alternative Death Benefit Election after a Change in Control, the ownership of the Policy shall be transferred to the trust created pursuant to this Section, and not directly to the Company as provided in Section 8.

      Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, the Company or its successor shall continue to be responsible for its obligations under the Plan to the extent not satisfied by such trust, including any Alternative Death Benefits payable under Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

11.   Company Default

      11.01 Company Default. A Company Default shall be deemed to have occurred with respect to a Policy if the Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without prior written approval from the Policy Owner (or Former Policy Owner, if applicable).

      11.02 Rights upon Company Default. In the event of a Company Default as described in Section 11.01, the Policy Owner (or Former Policy Owner, if applicable) shall have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Policy Owner (or Former Policy Owner) becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Policy Owner (or Former Policy Owner) of the Company Default, the Policy Owner (or Former Policy Owner) shall have the right to require the Company to transfer its interest in the Participant's Policy to the Policy Owner (or Former Policy


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            Owner). The Policy Owner (or Former Policy Owner) may exercise this right by notifying the Company, in writing, within sixty (60) days after the Company Default occurs. Upon receipt of such notice, the Company shall immediately transfer its rights in the Policy to the Policy Owner (or Former Policy Owner), either by a release of the Collateral Assignment, or by a transfer of ownership if the Company is the Policy Owner, and the Company shall thereafter have no rights with respect to such Policy. A Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section shall not be deemed to release the Company from any of its obligations under the Plan, and shall not preclude the Policy Owner (or Former Policy Owner) from seeking other remedies with respect to the Company Default. Also, a Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section will not preclude the Policy Owner (or Former Policy Owner) from exercising such rights upon a later Company Default.

12.   Governing Laws and Notices

      12.01 Governing Law. This Plan shall be governed by and construed in accordance with the substantive law of New Jersey without giving effect to the choice of law rules of New Jersey.

      12.02 Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of the Manager of Compensation and Benefits of Chubb & Son at 15 Mountain View Road, Warren, NJ 07059. Any notice to the Participant (or other Policy Owner or Former Policy Owner) shall be addressed to the Participant (or other Policy Owner or Former Policy Owner) at the address following such party's signature on his or her Agreement. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

13.   Miscellaneous Provisions

      13.01 Gender. The masculine pronoun includes the feminine and the singular includes the plural where appropriate for valid construction.

      13.02 Cooperation with Insurer. In order to be eligible to participate in this Plan, the Participant (and, in the case of a Survivorship Policy, the


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            Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no obligation to the Participant to allow him or her to participate in the Plan.

      13.03 Cancellation of Policy. If the Insurer cancels the Participant's Policy pursuant to Policy provisions related to the suicide of the Participant (or the Participant's spouse, if the Policy is a Survivorship Policy), a material misstatement of information, nondisclosure of medical information, or any other Policy provision, then no benefits shall be payable to the beneficiary(ies) of such Participant (or other Policy Owner, or Former Policy Owner, where applicable). In such case, after the Company receives the amount payable to the Company as a result of the cancellation of the Policy, the Company shall pay to the Participant (or the Participant's estate, if the Participant has died) an amount equal to the Compensation already foregone by the Participant in accordance with the Participant's election under Section 3.02 plus any amounts paid by the Participant or other Policy Owner or Former Policy Owner under Section 5.02, or, if less, twenty-five percent (25%) of the amount the Company receives from the Insurer upon cancellation of the Participant's Policy.

      13.04 Inconsistent Terms. In the event of any inconsistency between the terms of this Plan as described herein and the terms of any Policy purchased hereunder or any related Agreement, the terms of such Policy or Agreement shall be controlling as to that Participant, or his or her Policy Owner or Former Policy Owner, if other than the Participant, his successor-in-interest (if any) and his or her beneficiary or beneficiaries.

14.   Amendment, Termination, Administration, and Successors

      14.01 Amendment/Termination. The Board of Directors of the Company may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination will not affect the rights of any Participant, Policy Owner or Former Policy Owner under any Agreement entered into with the Company prior to the date of such amendment, modification or termination without the Participant's, Policy Owner's or Former Policy Owner's written consent. Notwithstanding the prior


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            sentence of this Section, the Board of Directors shall have the unilateral right to terminate the Plan and cancel the Company's obligations hereunder and any Agreements entered into hereunder if there is any material adverse change (as determined by the Company in its sole discretion) in the tax or financial consequences to the Company with respect to the Plan. In the event a Participant's Agreement is terminated as a result of a termination of the Plan pursuant to the preceding sentence, the Company shall immediately pay to the Participant (or, if the Participant is not living, to the Policy Owner, if the Policy Owner is not the Company or a trust created pursuant to Section 10 of the Plan, or to the Former Policy Owner, if the Policy Owner is the Company or a trust created pursuant to Section 10 of the Plan) an amount equal to the sum of:
            (a) the actual amount of Compensation foregone by the Participant under the Agreement; (b) interest, at a rate equal to the rate that would have been payable for such period of time under the Stable Value Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates ("CCAP") compounded annually, on the actual foregone Compensation from the date the Compensation was foregone to the date the payment under this Section is made; (c) the amount of any federal, state and local income and gift taxes paid by the Participant and the Participant's spouse as a result of the life insurance coverage provided under the Plan; (d) interest, at a rate equal to the rate that would have been payable for such period of time under the Stable Value Fund of CCAP, compounded annually, on any such taxes referred to in subsection (c) of this Section 14.01 from April 15 of the year following the year to which such taxes relate to the date the payment under this
            Section is made; (e) the amount of any payment made under Section 5.02; and, (f) interest, at a rate equal to the rate that would have been payable for such period of time under the Stable Value Fund of CCAP, compounded annually, on any payment referred to in subsection
            (e) of this Section 14.01 from the date such payment was made to the date the payment under this Section is made. When a payment is made pursuant to this Section, the Participant's Agreement shall immediately terminate and, if the Company is not the Policy Owner, the Policy Owner shall immediately transfer all interest in the Policy to the Company, and thereafter, the Participant, Policy Owner (other than the Company) and Former Policy Owner (if any) shall have no further rights or interest in the Policy. For the purpose of this paragraph, if the Stable Value Fund


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            referred to does not exist for any period of time for which an interest rate calculation is required under this paragraph, the interest rate payable for such period shall be a comparable rate determined by the Plan Administrator, in its discretion, except that any rate so determined shall not be less than 6%.

      14.02 Administration. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to the Company. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. The Company shall indemnify and hold harmless the Plan Administrator and any employees of the Company or its subsidiaries to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or such employees of the Company or its subsidiaries.

      14.03 Successors. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participant and their successors, assignees (including any Assignee), and representatives. The Company shall have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant (or Assignee).


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